EXHIBIT 5.1

PHELPS DUNBAR LLP COUNSELORS AT LAW

New Orleans, LA Baton Rouge, LA Houston, TX	CANAL PLACE 365 CANAL STREET • SUITE 2000 NEW ORLEANS, LOUISIANA 70130-6534 (504) 566-1311 FAX: (504) 568-9130 www.phelpsdunbar.com March 19, 2007	Jackson, MS Tupelo, MS Gulfport, MS Tampa, FL

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804

Re:	Renasant Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Renasant Corporation, a Mississippi corporation (the “Company”), in connection with the preparation of the above-referenced Registration Statement on Form S-4 and related Prospectus filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 20, 2007, under the Securities Act of 1933, as amended, for the purpose of registering an aggregate of 3,600,000 shares of common stock, par value $5.00 per share, of the Company (the “Shares”), to be issued pursuant to that certain Agreement and Plan of Merger dated February 5, 2007 by and among Renasant Corporation, Renasant Bank, Capital Bancorp, Inc. and Capital Bank & Trust Company, as amended by Amendment Number One to Agreement and Plan of Merger dated March 2, 2007 by and among Renasant Corporation, Renasant Bank, Capital Bancorp, Inc. and Capital Bank & Trust Company (the “Merger Agreement”).

In rendering this opinion, we have examined and relied upon the original, or a photostatic or certified (or otherwise satisfactorily identified) copy, of such records of the Company and certificates of officers of the Company, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below, including without limitation (1) the Articles of Incorporation of the Company, (2) the Restated Bylaws of the Company and (3) the Merger Agreement.

In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and representations made to us by officers of the Company, we are of the opinion that:

(1) The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Mississippi.

(2) The Shares are duly authorized and, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Mississippi. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

We consent to be named in the Registration Statement under the heading “LEGAL MATTERS” as the law firm which passed on the validity of the Shares and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ PHELPS DUNBAR LLP